AMENDMENT TO
                       MANAGEMENT AGREEMENT

      This Amendment dated as of May 1, 2005, is to the Management Agreement made as of the 21st day of September, 1992, as amended August 1, 1995, (the "Agreement") by and between Franklin California Tax-Free Trust, a Massachusetts business trust (the "Trust"), on behalf of FRANKLIN CALIFORNIA INTERMEDIATE-TERM TAX-FREE INCOME FUND (the "Fund"), series of the Trust, and Franklin Advisers, Inc., a California corporation, (the "Manager").

                            WITNESSETH:

      WHEREAS, both the Manager and the Trust wish to amend Paragraph 4A of the Agreement; and

      WHEREAS, the Board of Trustees of the Trust, including a majority of the Independent Trustees of the Trust present in person, approved the following amendment at a meeting on April 19, 2005.

      NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto agree to amend Paragraph 4A of the Agreement to read as follows:

      A. For purposes of calculating such fee, the value of the net assets of the Fund shall be determined in the same manner as such Fund uses to compute the value of its net assets in connection with the determination of the net asset value of such Fund's shares, all as set forth more fully in the Fund's current prospectus and statement of additional information. The rate of the monthly management fee shall be as follows:

           5/96 of 1% (0.625% annually) of the value of net assets up to and including $100,000,000; and
           1/24 of 1% (0.500% annually) of the value of net assets over $100,000,000 and not over $250,000,000; and
           9/240 of 1% (0.450% annually) of the value of net assets over $250,000,000; and not over $10 billion; and
           11/300 of 1% (0.440% annually) of the value of net assets over $10 billion and not over $12.5 billion; and
           7/200 of 1% (0.420% annually) of the value of net assets over $12.5 billion and not over $15 billion; and
           1/30 of 1% (0.400% annually) of the value of net assets over $15 billion and not over $17.5 billion 19/600 of 1% (0.380% annually) of the value of net assets over from $17.5 billion and not over $20 billion; and
           3/100 of 1% (0.360% annually) of the value of net assets in excess of $20 billion.


      IN WITNESS WHEREOF, this Amendment has been executed on behalf of each party as of the date set forth above.


FRANKLIN CALIFORNIA TAX-FREE TRUST


By:
     /s/ MURRAY L. SIMPSON
      Murray L. Simpson
      Vice President and Secretary



FRANKLIN ADVISERS, INC.


By:
     /s/ MARTIN L. FLANAGAN
      Martin L. Flanagan
      President